Exhibit 10.6

April 27, 2010

Via email and by hand (to owner)

Northeast OB/GYN Associates, PLLC
c/o Sage Development & Construction, Jay Alkire
PO Box 848
Helotes, TX 78023

Re:           Building 100
5000 Schertz Parkway, Schertz, TX

Mr. Alkire:

We are pleased to provide you, at the request of your client, Northeast OB.GYN, with the following proposal for the design and installation of Building Integrated Photo-voltaic (BIPV) Laminate Solar Panels and Cable Tray materials for a 12.24 kW System at the referenced address.  The terms of this proposal are based upon various assumptions which are listed in the body of this Proposal, which assumptions may or may not change prior to your acceptance.

In our summary below, SEV will be responsible, in concert with the installer and, as needed, the Owners’ accounting professionals, for completing applications for rebates available to NE OB/GYN from CPS and others.  In addition, we have included general descriptions of the various tax credits and/or deductions relating to this project.  However, prior to any final decision by NE OB/GYN which may calculate tax benefits, we recommend your client confer with their  tax advisors and not rely on our analysis of specific tax benefits which may be available to NE OB/GYN.

The following is a summary of our Proposal:

Owner:

Northeast OB/GYN Associates, PLLC, or assigns
12602 Toepperwein, Suite 201
Live Oak, TX 78233

Design, Construction Manager and consultation:

SEV, Inc.
5 Blind Brook Lane
Rye, NY 10580

BIPV Manufacturer:

United Solar Ovonic LLC
2956 Waterview Drive
Rochester Hills, MI 48309

BIPV Supplier:

Whirlwind Solar Energy Systems
8234 Hansen Road
Houston, TX 77075

BIPV Installer:

Solar Design and Construction
222 Broad Ripple
Houston, TX 77336

Guaranteed Maximum Installed Price from SEV to Sage Development & Construction:

$86,060.00

Incentives Available to Owner

CPS Credit, based on $3.00/Kw	($36,720.00)
Federal Tax Credit (est.)	($25,818.00)
TOTAL CREDITS	($62,538.00)
Cash Outlay by Owner	$23,522.00

Other Tax Incentives*

Accelerated. Depreciation deduction – 1st year (est.)	$ 4,058.00
Texas Franchise Tax Deduction- 1st year (est.)	$ 1,747.00
Renewable Energy Property Tax Exemption	TBD

*These tax incentives should be confirmed with Owner’s Accountant to determine what benefit, if any, they may have to Owner’s financial outlay.

Summary Financial Analysis of Return on Investment (ROI):

Size	12.24 Kw
Power potential	20,774 Kwh
Dollar value of energy produced (saved)	$2,077 per year
Percentage of energy requirement	13.8%
Base system cost	$86,060.00
Cost per watt	$7.03
Net Cost before accelerated depreciation	$23,522.00
Simple payback	11.3 years
ROI	8.8%
After Tax ROI**	17.2%

**Based on estimated corporate blended rate of 34% federal and state (franchise) tax rate.

Scope of Work

System: 12.24 kW BIPV

Inclusions:

The 12.24 kW System is made up of Whirlwind Solar's Standard Systems:

2 @ 2.856 kW - 42 Photovoltaic Laminates 18' long
2 @ 3.264 kW - 48 Photovoltaic Laminates 18' long

Cable Tray

-80 LF +/- of High Performance Perforated Metal Cable Tray Base designed to be compatible with Whirlwind Roof System
- 100 Clamps for attaching the cable tray to the roof system
-80 LF of Trim Cover over cable tray, and system design
- 8 Positive attachment straps for attaching over cable tray cap in the field

Standard System Design Drawings

Assistance locating/positioning the Photovoltaic Laminate panels on the roof system panels via input from the solar engineer and trim layout engineering technician

Equipment Schedule - Engineering sizes of wire/cable and electrical equipment.  Identifies quantities, models numbers, manufacturers, and budgetary costs for the electrical equipment.

Project specific design, detailing or structural engineering.

Labor to install cable tray materials, roof system

Electrical Equipment (i.e. wiring/cable, conduit, grounding equipment, disconnects, inverters, grommets, bushings, pipe flashing, monitoring devices, etc.) and installation thereof.

Permits

Laminating/Bonding the Solar Panels

Applying Solar Laminates to the Standing Seam Metal Roof System

Exclusions:

Poor performance due to shading, dirt, dust, debris, or any other item that affects what would normally be a more than adequately performing solar panel. Building System and/or Roof System and associated Trims (Available in a separate quote from Whirlwind Building Components or Whirlwind Steel Buildings, Inc.)

Clarifications

Laminating/Bonding the Solar Panels

Applying Solar Laminates to the Standing Seam Metal Roof System is by Installer, Solar Design and Construction. Solar Design and Construction to coordinate and perform the lamination process with the assistance of the Roofing contractor.

Orders of Materials will be subject to Whirlwind's standard Terms and Conditions.

Purchasers seeking Whirlwind credit are asked to do so in a timely manner before the order is processed.

It is anticipated that the customer may use Whirlwind Solar's Standard Design Drawings for permit and installation.  Individual State Sealed Engineered Drawings may be an additional fee (if required).  Local permit officials sometimes require "project specific" exact wire lengths or other project specific information for permitting requirements.  Typically, enhancements (if any are required) are minimal but may need to be addressed by the project certified electrician and/or project electrical engineer or architect.  Additional enhancements to the Whirlwind Standard Electrical Drawings have not been addressed in this proposal (because they are unknown).  Although enhancements to our drawings are not typically required, it is always a possibility.  Therefore, please be advised, additional requirements and associated costs will be addressed on an individual case by case basis.

It is the responsibility of others to insure that the building possesses the structural integrity to support the additional load of the solar array.  Typically less than 1 pound/SF.  For this project 12.24 kW - 2,160 SF.  Therefore with cable tray the system is probably less than 2,500 pounds +/- spread over 2,160 SF.

It is the responsibility of others to make sure the existing roof system is cleaned appropriately before the installation of the solar laminates.

It is recommended that the building owner, Construction Manager and roofing contractor verify with the manufacturer of the roof system that placing the solar laminates on the structure will not void any of the roof system warranties.

Laminating/Bonding the Solar Panels

Applying Solar Laminates to the Standing Seam Metal Roof System is to be by Installer.  It is recommended that the Owner and Construction Manager coordinate and make sure the installation is completed in accordance with Solar Laminate installation recommendations/video.

This proposal assumes that Sage Development and Construction will be responsible for all sales taxes attributable to the materials and installation of the BIPV panels.

This project proposal includes solar panels and cable tray materials only.  Whirlwind Solar's standard design drawings are for "Grid Tied" Systems.

Please verify that this roof platform can accommodate the 90 laminate solar panels (18' x 16" each) and that a shared cable tray approach is acceptable.

We look forward to working with you and NE OB/GYN on this exciting project which may be a stepping stone towards future solar projects in the San Antonio and Schertz area.

Sincerely,

SEV, Inc.

David W. Mooney, Jr.
President & CEO

Addenda:

•	DSIRE Summary Report – Business Energy Investment Tax Credit
•	IRS Form 3469 – Investment Credit Form to be filed with Owner’s Federal Tax Return
•	CPS 2010 Solar PV Rebate Application – To be completed by Installer and Construction Manager on Owner’s behalf upon completion of installation.
•	DSIRE Summary Report – Solar Energy Device Franchise Tax Deduction, Texas
•	DSIRE Summary Report – Renewable Energy Systems Property Tax Exemption
•	Texas State Application for Solar or Wind-powered energy devices

Accepted and Agreed:

Northeast OB/GYN Associates, PLLC

By:___________________________